                                                                    EXHIBIT 99.2

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                          CALAVO GROWERS OF CALIFORNIA

                                   ARTICLE I
                                      NAME

The name of this association is CALAVO GROWERS OF CALIFORNIA (the
"Association").

                                   ARTICLE II
                                    PURPOSES

The primary purpose for which the Association is formed is to pack, process and market agricultural products produced by its members and to return to its members the proceeds of sale, less expenses, on the basis of the quantity or value or both of such products marketed for its members. In carrying out its primary purpose and as further incidental purposes, the Association shall have every power, privilege, right and immunity now or hereafter authorized or permitted by law to a corporation organized or existing pursuant to the provisions of Chapter 1, Division 20, of the Food and Agricultural Code of the State of California and all amendments thereto and all substitutions therefor and all continuances thereof. Nothing herein contained shall be deemed to limit the right or power of the Association to do any lawful act that the Board of Directors shall determine.

                                  ARTICLE III
                                PRINCIPAL OFFICE

The principal office for the transaction of business of the Association is to be located in Orange County, California.

                                   ARTICLE IV
                              PERIOD OF EXISTENCE

The Association shall have perpetual existence.

                                   ARTICLE V
                                   DIRECTORS

The number of directors of the Association shall be fifteen, provided that Bylaws subsequently may be adopted or amended whereby a different number of directors may be fixed, in which event the number of directors shall be as provided in the Bylaws.

                                   ARTICLE VI
                       NONPROFIT COOPERATIVE ASSOCIATION

The Association is organized and exists as a nonprofit cooperative association pursuant to the provisions of Chapter 1 of Division 20 of the Food and Agricultural Code of the State of California.

                                  ARTICLE VII
                                    MEMBERS

The Association may admit such individuals, corporations, associations and other entities as members as are permitted to be members under applicable law. As a condition and evidence of membership, each member shall own one or more shares of the Association's Common Stock, the minimum number of shares to be established by the Board of Directors. The Association may establish such additional conditions for membership as shall be fixed and determined by the Board of Directors as provided in the Bylaws.

In the event that the membership of any member shall terminate for any reason, such member shall not thereby become entitled to demand or receive any payment from the Association but shall be entitled only to receive payment of any interest in revolving fund credits and other allocated reserves as and when the same would have been paid had he or she remained a member.

                                  ARTICLE VIII
                            AUTHORIZED CAPITAL STOCK

A.   CLASSES OF STOCK.

     The Association is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock that the Association is authorized to issue is 10,000,000, with a par value of $1.00 per share and an aggregate par value of $10,000,000. The total number of shares of Preferred Stock that the Association is authorized to issue is 10,000,000, with a par value of $1.00 per share and an aggregate par value of $10,000,000.

     The rights, preferences, privileges and restrictions granted to or imposed on the Common Stock and the Preferred Stock or their holders are described in the following provisions of this Article VIII.


B.   VOTING RIGHTS.

     Each holder of Common Stock shall be entitled to one vote on each matter that is submitted to a vote of shareholders, regardless of the number of shares of Common Stock or Preferred Stock that are owned by such holder. Preferred Stock shall have no voting rights on any matter.

C.   DIVIDENDS.

     Dividends may be paid on the Common Stock and the Preferred Stock when, if and as declared by the Association's Board of Directors out of any funds of the Association that are legally available for the payment of such dividends and that are attributable to earnings from business not conducted on a nonprofit cooperative basis with members of the Association or other patrons. Any and all dividends shall be declared and paid in equal amounts per share on each share of Common Stock and Preferred Stock.

D.   LIQUIDATION PREFERENCE.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Association, any assets that may remain after payment in full of the indebtedness of the Association, including, without limitation, that evidenced by any revolving fund credits, other allocated reserves and undistributed patronage earnings, shall be distributed as follows:

     1. Each holder of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Association to the holders of Common Stock by reason of their ownership of Common Stock, the amount of $1.00 for each share of Preferred Stock owned by such holder plus all previously declared but unpaid dividends on each such share.

     2. The holders of Common Stock shall share in any remaining assets of the Association on a pro rata basis in accordance with the number of shares of Common Stock owned by each such holder.

E.   CONVERSION OF COMMON STOCK INTO PREFERRED STOCK.

     On the first anniversary of the termination of his or her membership in the Association for any reason, each share of Common Stock that a terminated member owns as of such date shall automatically be exchanged for and converted into one share of Preferred Stock issued by the Association without the payment of any consideration therefor by such terminated member. The Association and the terminated member shall execute and deliver any documents that the Board of Directors determines are necessary or appropriate in order to evidence such transaction.

F.   CONVERSION OF PREFERRED STOCK INTO COMMON STOCK.

     Any member of the Association who owns any shares of Preferred Stock may, at time prior to the Association's delivery to such member of written notice of its intent to redeem such shares pursuant to Section G of this
     Article VIII, give the Association written notice of his or her desire to exchange and convert some or all of such shares for an equal number of shares of Common Stock issued by the Association without the payment of any consideration therefor by such member. The Association and the member shall execute and deliver any documents that the Board of Directors determines are necessary or appropriate in order to evidence such exchange and conversion, and such transaction shall be deemed to have been completed as of the date that the member delivers to the Association all such documents as are required by the Association. A nonmember of the Association who owns shares of Preferred Stock shall not be entitled to exercise such exchange and conversion privilege.

G.   REDEMPTION OF PREFERRED STOCK.

     At its option, the Association may from time to time redeem any or all of the outstanding shares of Preferred Stock by paying in cash or by check $1.00 per share plus any and all previously declared but unpaid dividends on such share to and including the redemption date. The Association shall give each shareholder whose shares are being redeemed at least ten days' written notice of the redemption date and of the number of shares that are to be redeemed by the Association. If fewer than all outstanding shares of Preferred Stock are to be redeemed, the shares to be redeemed shall be selected on a prorated basis or on another basis approved by the Board of Directors in its discretion. Shares of Preferred Stock that have been called for redemption may not be transferred prior to the redemption date, and such shares shall not bear any dividends or have any other rights after their redemption. The Association and the holder of the redeemed Preferred Stock shall execute and deliver any documents that the Board of Directors determines are necessary or appropriate in order to evidence such redemption.

H.   OWNERSHIP AND TRANSFER RESTRICTIONS.

     The Association shall issue shares of Common Stock only to members of the Association. The Association may issue shares of Preferred Stock to members of the Association or to nonmembers of the Association. Except for the issuance of Preferred Stock to a terminated member in exchange for Common Stock pursuant to Section E of this Article VIII, the Association shall not issue any shares of Preferred Stock to members or nonmembers without the prior approval of a majority of the holders of its Common Stock.

     A shareholder may sell or otherwise transfer shares of Common Stock or Preferred Stock only to the Association or to members of the Association. In addition, except as otherwise expressly provided in these Restated Articles of Incorporation or in the Bylaws, no share of Common Stock or Preferred stock may be sold, assigned, alienated, encumbered or otherwise transferred, whether voluntarily or involuntarily or by operation of law or otherwise, without the consent of the Board of Directors. In order to secure any indebtedness owed to the Association by a holder of Common Stock or Preferred Stock, the Association shall have a lien on any dividends that are paid on Common Stock or Preferred Stock and the Association shall have a lien on any proceeds from the sale or other transfer of any shares of such stock. Transfers of Common Stock and Preferred Stock shall be subject to any additional limitations that may be set forth from time to time in the Bylaws.

1.   ADJUSTMENTS.

     If the number of outstanding shares of Common Stock is increased or decreased by reason of a recapitalization, stock dividend, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment shall be made to the number of then-outstanding shares of Preferred Stock. An appropriate and proportionate adjustment shall also be made to the amount of the liquidation preference described in Section D of this Article VIII and to the amount of the redemption price described in Section G of this Article VIII. The Board of Directors shall determine the adjustments to be made pursuant to the foregoing provisions, and its determination shall be final and conclusive.

                                   ARTICLE IX
                                REVOLVING FUNDS

To provide funds for corporate purposes, revolving funds and other allocated reserves may be established by the Board of Directors in the manner provided in the Bylaws by retains from proceeds otherwise payable to the members or by other method of collection. Such revolving fund and other allocated reserve credits shall not be deemed to evidence, create or establish any property rights or interests in the Association. Such credits shall be payable at the times and in the manner determined and provided in the Bylaws.

                                   ARTICLE X
                    LIABILITY OF DIRECTORS - INDEMNIFICATION

The liability of directors of the Association for monetary damages shall be eliminated to the fullest extent permissible under California law. The Association is authorized to provide indemnification of any director, officer or other agent (as defined in Section 317 of the California Corporations Code) for breach of duty to the Association and its shareholders through Bylaw provisions, agreements, votes of shareholders or disinterested directors, or otherwise, in excess of the indemnification expressly permitted by said Section 317, subject, however, to the limits on excess indemnification set forth in
Section 204 of the California Corporations Code.